Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

QUADRO ACQUISITION ONE CORP,
as Purchaser,

QUADRO MERGER SUB INC.,

as Purchaser Merger Sub,

NHC HOLDINGS II, INC.,
as Seller,

NHC MERGER SUB, INC.,
as Seller Merger Sub,

GLOBAL GROWTH HOLDINGS, LLC,

as Global Growth and as Target Sponsor

and

GREG LINDBERG

as Individual Target Sponsor

Dated as of January 12, 2024

INDEX OF SCHEDULES AND EXHIBITS

Exhibit	Description

Schedule I	List of Target Affiliates

Schedule II	List of Target Affiliate Obligations

Schedule III	Example of Merger Consideration Adjustment

Schedule A	Allocation of Merger Consideration

Schedule 5.17	List of Post-Closing Purchaser Directors and Officers

Schedule 5.20	Restructuring Transactions and Requisite Consents

Exhibit A	Description of Target Affiliate Restructuring

Exhibit B	Sponsor Support Agreement

Exhibit C	Form of Lock-up Agreement

Exhibit D	Form of Equity Incentive Plan

Exhibit E	Form of Employment Agreement

i

4.9. Seller and Seller Merger Sub Activities	18
4.10. Certain Business Practices	18
4.11. Investment Company Act	18
4.12. Financial Statements	18
4.13. Indebtedness	18
4.14. No Material Adverse Effect	19
4.15. Material Permits	19
4.16. Material Contracts	19
4.17. Books and Records	19
4.18. Litigations and Proceedings	20
4.19. Legal Compliance	20
4.20. Target Affiliate Benefit Plans	20
4.21. Employees	21
4.22. Insurance	21
4.23. Properties	21
4.24. Absence of Certain Changes	21
4.25. Taxes and Returns	21
4.26 . Sufficiency of Assets	22
4.27. Finders and Brokers	22
4.28. Information Supplied	22
4.29. Independent Investigation	22

V. COVENANTS	23
5.1. Access and Information	23
5.2. Conduct of Business of the Merger Sub and the Seller	24
5.3. Conduct of Business of Purchaser	26
5.4. Annual and Interim Financial Statements	28
5.5. Preparation of the Registration Statement and Proxy Statement; Fairness Opinion; Required Shareholders Meeting	28
5.6 . Domestication	31
5.7. Purchaser Public Filing; Nasdaq Listing	31
5.8. Tax Matters	31
5.9 Takeover Statutes	32
5.10. No Solicitation	32
5.11. No Trading	33
5.12. Notification of Certain Matters	33
5.13. Efforts	34
5.14. Further Assurances	35
5.15. Public Announcements	35
5.16. Confidential Information	36
5.17. Post-Closing Board of Directors and Executive Officers	37
5.18. Indemnification of Officers and Directors; Tail Insurance	37
5.19. Use of Trust Account Proceeds	38
5.20. Restructuring Transactions	38
5.21. Seller Disclosure Schedules	38
5.22. Employment Agreements	38
5.23. Equity Incentive Plan	39
5.24. Sole Shareholder Approvals	39

VI. Closing conditions	39
6.1. Conditions of Each Party’s Obligations	39
6.2. Conditions to Obligations of the Seller Merger Sub and the Seller	40
6.3. Conditions to Obligations of Purchaser and Purchaser Merger Sub	41
6.4. Frustration of Conditions	42

VII. TERMINATION AND EXPENSES	43
7.1. Termination	43
7.2. Effect of Termination	44
7.3. Fees and Expenses	44
7.4. Termination Fee	44

VIII. WAIVERs and releases	45
8.1. Waiver of Claims Against Trust	45
8.2. Non-Recourse and Release	46

IX. MISCELLANEOUS	47
9.1. Survival	47
9.2. Notices	47
9.3. Binding Effect; Assignment	48
9.4. Third Parties	48
9.5. Governing Law	48
9.6. WAIVER OF JURY TRIAL	49
9.7. Specific Performance	49
9.8. Severability	49
9.9. Amendment	49
9.10. Waiver	49
9.11. Entire Agreement	50
9.12. Interpretation	50
9.13. Counterparts	51

X DEFINITIONS	51
10.1. Certain Definitions	51
10.2. Section References	58

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of January 12, 2024 by and among (i) Quadro Acquisition One Corp., a Cayman Islands company (which will migrate to and domesticate as a Nevada corporation prior to the Closing (as defined below))(the “Purchaser”), (ii) Quadro Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Purchaser Merger Sub”), (iii) NHC Holdings II, Inc., a Delaware corporation (the “Seller”), (iv) NHC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Seller (“Seller Merger Sub”), (v) Global Growth Holdings, LLC, a Delaware limited liability corporation (“Global Growth”), and (vi) Greg Lindberg, a resident of the State of Florida (the “Individual Target Sponsor,” and, together with Global Growth, the “Sponsors”). The Purchaser, the Purchaser Merger Sub, the Seller, Seller Merger Sub, and the Sponsors are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Purchaser is a blank check company incorporated as a Cayman Islands company limited by shares for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses;

B. Each of Global Growth and the Individual Target Sponsor own, directly or indirectly, beneficial interests in certain affiliates set forth on Schedule I attached hereto (the “Target Affiliates”) conducting businesses related to collectibles and healthcare software and services, which Target Affiliates will be consolidated prior to the Closing as subsidiaries of Merger Sub, as described in more detail herein;

C. Global Growth and the Individual Target Sponsor are the sole stockholders of the Seller, and the Individual Target Sponsor is the sole member of Global Growth;

D. At least one day prior to the Closing, as the first step in the consummation of the transactions contemplated herein and subject to the conditions set forth in this Agreement, the Purchaser shall migrate to and domesticate as a Nevada corporation (the “Domestication”) in accordance with Section 92A.270 of the Nevada Revised Statutes (“NRS”), and the Cayman Islands Companies Act (As Revised) (the “Cayman Act”);

E. Concurrently with the Domestication, the Purchaser shall file a certificate of incorporation with the Secretary of State of the State of Nevada (“Nevada Charter”) and adopt bylaws, each in forms reasonably agreeable to the Purchaser and the Seller;

F. In connection with the Domestication, (i) each then-issued and outstanding Class A ordinary share, par value $0.001 each per share, in the capital of the Purchaser (the “Purchaser Class A Ordinary Shares”) shall convert automatically, on a one-for-one basis, into one share of Class A common stock, par value $0.001 per share, of the Purchaser after its domestication as a corporation incorporated in the State of Nevada (the “Domesticated Class A Purchaser Common Stock”); (ii) each then-issued and outstanding warrant to purchase one Purchaser Class A Ordinary Share at an exercise price of $11.50 (the “Purchaser Warrants”) shall continue and remain outstanding on a one-for-one basis (each, a “Domesticated Purchaser Warrant”); and (iii) each then-issued and outstanding unit of the Purchaser (the “Purchaser Units”) shall be cancelled and entitle the holder to one share of Domesticated Class A Purchaser Common Stock and one Domesticated Purchaser Warrant.

G. Following the Domestication, and upon the terms and subject to the conditions of this Agreement, (i) the Parties will effect the merger of Purchaser Merger Sub with and into Seller Merger Sub, with Seller Merger Sub continuing as the surviving entity (the “Merger”) in accordance with the DGCL (as defined herein), and (ii) the Purchaser will change its name to “Beckett Corporation” (or an alternative name determined by the Parties);

H. Pursuant to the Merger, shares of the common stock of Seller Merger Sub will be exchanged for shares of Domesticated Class A Purchaser Common Stock, on the terms and subject to the conditions set forth herein;

I. The Parties desire and intend that upon the terms and subject to the conditions of this Agreement: (a) at or immediately prior to the Closing, all existing debt of, and preferred equity issued by, the Topcos (as defined herein) and the Target Affiliates (the “Target Affiliate Obligations”) will be paid off through a refinancing transaction between a third party and the Purchaser as further described herein; and (b) prior to the Closing, the Sponsors will cause the Target Affiliates to be made subsidiaries of the Seller Merger Sub, pursuant to the restructuring described in more detail on Exhibit A and in Schedule 5.20 each attached hereto (the “Target Affiliate Restructuring”);

J. Prior to the Effective Time, the Purchaser shall, if required by the refinancings entered into in connection to the Target Affiliate Obligations and subject to obtaining the Required Shareholder Approval (as defined herein), amend and restate its memorandum and articles of association to provide for, among other things, the designation of a preferred class of equity, which preferred class of equity shall also convert on a one-for-one basis, into similar preferred equity of the Purchaser after its domestication as a corporation incorporated in the State of Nevada;

K. The boards of directors of the Purchaser, the Seller, and Global Growth have each (i) determined that the Domestication and the Merger in accordance with the DGCL, NRS and Cayman Act, as applicable, and other transactions contemplated herein are fair, advisable and in the best interests of their respective companies and security holders, (ii) approved this Agreement and the transactions contemplated hereby, including the Domestication and the Merger, upon the terms and subject to the conditions set forth herein, and (iii) the board of directors of the Purchaser has adopted a resolution recommending that the Domestication be approved, and the plan of merger set forth in this Agreement, be adopted by the shareholders of the Purchaser.

L. In accordance with the terms of this Agreement, the Purchaser shall provide an opportunity to holders of the Purchaser Class A Ordinary Shares to have their outstanding shares redeemed on the terms and subject to the conditions set forth in this Agreement and the Purchaser’s Organizational Documents in connection with obtaining the Required Shareholder Approval;

M. The boards of directors of Purchaser Merger Sub and Seller Merger Sub have determined that the Merger and this Agreement are advisable, have approved this Agreement and the transactions, including the Merger, and has recommended the approval of this Agreement and the Merger to the sole stockholders of Purchaser Merger Sub and Seller Merger Sub, respectively.

N. Contemporaneously with the execution of, and as a condition and an inducement to the Purchaser, the Seller and the Sponsors to enter into this Agreement, the Purchaser Sponsor (as defined herein) is entering into and delivering a Sponsor Support Agreement, as attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed (i) not to transfer or redeem any Purchaser Class A Ordinary Shares held by it in connection with the transactions contemplated hereby, (ii) to vote in favor of this Agreement and the Merger at the Purchaser Shareholders Meeting, (iii) to pay for, in the amounts set forth therein, any necessary extension of time to consummate the Merger and transactions contemplated hereby, and (iv) to cancel the Purchaser Warrants issued to the Purchaser Sponsor in a private placement consummated simultaneously with the Purchaser’s initial public offering (the “Private Placement Warrants”), and which entitles the holder thereof to purchase one Purchaser Class A Ordinary Share at $11.50 per share;

O. The Purchaser Sponsor and the Seller will enter into a Lock-Up Agreement with the Purchaser at the Closing, in substantially the form attached as Exhibit C hereto (the “Lock-Up Agreement”);

P. For U.S. federal income tax purposes, the Parties intend that the Domestication and the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and intend that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3; and

Q. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
RESTRUCTURING AND MERGER

1.1 Target Affiliate Restructuring; Payoff of Target Affiliate Obligations. On or prior to the Closing Date, the Sponsors shall cause the Target Affiliate Restructuring to occur in accordance with the terms of Exhibit A and Section 5.20, pursuant to which the Topcos and Target Affiliates will be made Subsidiaries of Seller Merger Sub. Contemporaneous with such Target Affiliate Restructuring, all Target Affiliate Obligations, which debt and preferred equity obligations are set forth on Schedule II attached hereto and as may be amended from time to time prior to the Closing Date (as defined below), will be repaid and redeemed in full. The Parties acknowledge and agree that the repayment of Target Affiliate Obligations may be effected through a debt or preferred equity refinancing transaction to be entered into with the Purchaser, the closing of which will be a condition precedent to the Target Affiliate Restructuring (the “Target Affiliate Refinancing”).

1.2 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Purchaser Merger Sub and Seller Merger Sub shall consummate the Merger, pursuant to which Purchaser Merger Sub will be merged with and into Seller Merger Sub, with Seller Merger Sub being the surviving entity, following which the separate company existence of Purchaser Merger Sub shall cease and Seller Merger Sub shall continue as the surviving company and remain a direct, wholly owned subsidiary of the Purchaser. Seller Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Company”.

1.3 Effective Time. On the Closing Date, upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and mutually agreed by the Parties (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the properly executed and certified copy of the Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such other time as is agreed to in writing by the Parties prior to the filing of such Certificate of Merger and specified in such Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”). The Closing and the Effective Time shall occur no sooner than the date that is the day after the completion of the Domestication.

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and as set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Seller Merger Sub and Purchaser Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Seller Merger Sub and Purchaser Merger Sub set forth in this Agreement to be performed after the Effective Time, in each case, in accordance with the DGCL.

1.5 Organizational Documents of Surviving Company and the Purchaser. (a) At the Effective Time, the certificate of incorporation and the bylaws of Seller Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and the bylaws of the Surviving Company, in each case, until thereafter changed or amended as provided therein and in accordance with applicable Law, except the name of the Surviving Corporation shall be such name as is reasonably agreeable to the Purchaser and the Seller and the reference to the incorporator shall be deleted.

(b) At the Effective Time, and subject to obtaining the Required Shareholder Vote with respect to the Transaction Proposals, the Purchaser shall adopt the Nevada Charter and bylaws (the “Purchaser Amended Organizational Documents”) in a form reasonably agreeable to the Seller and the Purchaser.

1.6 Directors and Officers of the Purchaser and the Surviving Company. (a) The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Schedule 5.17 are nominated and elected as directors of the Purchaser effective immediately after the Closing, each to hold office in accordance with the Purchaser Amended Organizational Documents until their respective successors are duly elected or appointed and qualified. Subject to the terms of the Purchaser Amended Organizational Documents, the Purchaser shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time (i) the Purchaser’s board of directors shall have a majority of “independent” directors for purposes of Nasdaq and (ii) the initial officers of the Purchaser shall be as set forth on Schedule 5.17, in each case, each of whom shall serve in such capacity in accordance with the terms of Purchaser Amended Organizational Documents following the Effective Time

(b) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the sole director of the Seller Merger Sub as of immediately prior to the Effective Time shall be the sole director of the Surviving Company. The officers of the Seller Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Company.

1.7 Merger Consideration; Adjustment to Merger Consideration.

(a) Merger Consideration. An aggregate of Two Hundred and Eight Million Seven Hundred and Fifteen Thousand Five Hundred (208,715,500) shares of Domesticated Class A Purchaser Common Stock (the “Merger Consideration”) shall be issued to the Seller and the Individual Target Sponsor at the Closing in the amounts set forth on Schedule A attached hereto. All Domesticated Class A Purchaser Common Stock issued as part of the Merger Consideration shall be valued at Ten Dollars ($10.00) per share.

(b) Adjustment to Merger Consideration.

(i) Notwithstanding Section 1.7(a), the number of shares of Domesticated Class A Purchaser Common Stock constituting the Merger Consideration shall be subject to an upward or downward adjustment by an amount that is equal to the same percentage by which the Consolidated EBITDA (as defined below) of the Target Affiliates for the fiscal year ending December 31, 2023, exceeds or falls short of One Hundred Forty-Two Million Four Hundred Eighteen Thousand Nine Hundred and Ninety One dollars ($142,418,991). For purposes of this Agreement, the “Consolidated EBITDA” means, for the fiscal year ending December 31, 2023, an amount determined for the Target Affiliates on a consolidated basis in accordance with GAAP excluding all non-recurring items that is derived from the audited consolidated financial statements of the Target Affiliates equal to the consolidated Target Affiliates’ earnings before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, and (iv) all non-recurring items that are consistent with past practices or otherwise mutually agreed upon by the Seller and the Purchaser. An example of the adjustment provided for in this Section 1.7(b) is set forth on Schedule III attached hereto.

(ii) The Seller shall deliver to the Purchaser its calculation of Consolidated EBITDA for the Target Affiliates on or before April 30, 2024. If the Purchaser does not agree with the Seller’s calculation of Consolidated EBITDA, the Purchaser shall so inform the Seller in writing within ten (10) Business Days of the Purchaser’s receipt thereof, such writing to set forth the objections of the Purchaser in reasonable detail. If the Purchaser does not provide any comments to the Seller in writing within ten (10) Business Days following delivery by the Seller of its Consolidated EBITDA calculation, then such calculation shall be deemed to be final and binding. If, however, the Purchaser submits objections in writing to the Seller within such ten (10) Business Day period, the Seller shall in good faith consider such objections and negotiate with the Purchaser to resolve any differences prior to Closing. If the Seller and the Purchaser cannot reach agreement as to any disputed matter relating to the Consolidated EBITDA within twenty (20) Business Days after written notification by the Purchaser to the Seller of an objection, the Seller and the Purchaser shall forthwith refer the dispute to an Independent Accounting Firm mutually agreeable to the Purchaser and the Seller for resolution, with the understanding that such firm shall resolve all disputed items within thirty (30) Business Days after such disputed items are referred to it. If the Purchaser and the Seller are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot from up to three firms proposed by each of the Seller and the Purchaser (after excluding their respective regular outside accounting firms). The fees and disbursements of the Independent Accounting Firm shall be borne by the Seller and the Purchaser in equal amounts. The decision of the Independent Accounting Firm with respect to all disputed matters relating to the Consolidated EBITDA shall be deemed final and conclusive and shall be binding upon the Seller and the Purchaser.

(c) Effect of Merger on Seller Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of the Purchaser Merger Sub or Seller Merger Sub, each share of capital stock of Seller Merger Sub issued and outstanding immediately prior to the Effective Time shall be canceled in exchange for the right to receive that number of fully paid and non-assessable Domesticated Class A Purchaser Common Stock allocated to the Seller on Schedule A, subject to adjustment in accordance with this Section 1.7, with any fractional Domesticated Class A Purchaser Common Stock rounded down to the nearest whole share for no additional consideration. Each share of capital stock of Seller Merger Sub held by Seller Merger Sub as treasury stock as of immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor or in respect thereof. In the event shares of Seller Merger Sub capital stock are evidenced by a certificate, such certificate shall be exchanged for a certificate (if requested, and subject to the surrender and endorsement of such certificate in form reasonably acceptable to the Purchaser) representing the Domesticated Class A Purchaser Common Stock. Such certificate formerly representing shares of Seller Merger Sub capital stock shall thereafter represent only the right to receive the Merger Consideration.

(d) Effect of Merger on Purchaser Merger Sub Capital Stock. At the Effective Time, all of the shares of common stock, par value $0.0001 per share, of Purchaser Merger Sub (“Purchaser Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Purchaser, the Surviving Company, the Seller or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Appraisal Rights. In consideration of the benefits to be received by the Purchaser pursuant to this Agreement, the Purchaser waives any rights to appraisal that may otherwise be available under the DGCL in connection with the Merger.

1.8 Effect on Purchaser Securities. Each Domesticated Class A Purchaser Common Stock, and each Domesticated Purchaser Warrant, other than the Private Placement Warrants, that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding immediately following the Effective Time, except to the extent as otherwise provided in the Purchaser Organizational Documents (including in respect of the separation of Purchaser Units and redemption of the Purchaser Class A Ordinary Shares (which will be Domesticated Class A Purchaser Common Stock after the Domestication). For the avoidance of doubt, Purchaser Sponsor will retain the 6,250,000 Purchaser Class A Ordinary Shares (which will be Domesticated Class A Purchaser Common Stock after the Domestication) owned by Purchaser Sponsor prior to the execution of this Agreement.

1.9 Issuance of Domesticated Purchaser Class A Common Stock. At or substantially concurrently with the Effective Time, the Purchaser shall issue for the benefit of the Seller, as the owner of all issued and outstanding capital stock of Seller Merger Sub, for exchange in accordance with Section 1.7(a), and for the benefit of the Individual Target Sponsor, an aggregate of Two Hundred and Eight Million Seven Hundred and Fifteen Thousand Five Hundred (208,715,500) Domesticated Purchaser Class A Common Stock, subject to adjustment as provided in Section 1.7(b), allocated in the manner set forth on Schedule A.

1.10 Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, the Domestication and the Merger are intended to qualify as a “reorganization” as described in Section 368(a) of the Code; and Purchaser Merger Sub, Seller Merger Sub and the Purchaser be parties to such Merger reorganization within the meaning of Section 368(b) of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Domestication and the Merger taken together, does not qualify under Section 368 of the Code.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser Merger Sub and Seller Merger Sub, the officers and directors of the Parties are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. New York time, or at such other date, time or place as Purchaser and the Seller may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedules delivered by the Purchaser to the Seller and Sponsors on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Purchaser represents and warrants to the Seller and the Sponsors, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. The Purchaser is a company limited by shares duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser Merger Sub is a wholly owned Subsidiary of the Purchaser and a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Purchaser and Purchaser Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Purchaser and Purchaser Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Purchaser has heretofore made available to the Seller accurate and complete copies of the Organizational Documents of both the Purchaser and Purchaser Merger Sub as currently in effect. Neither the Purchaser nor Purchaser Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Each of the Purchaser and Purchaser Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval and Purchaser Merger Sub Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate action by the Purchaser and Purchaser Merger Sub and, other than the Required Shareholder Approval and Purchaser Merger Sub Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser or Purchaser Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser or Purchaser Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by the Purchaser or Purchaser Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser and Purchaser Merger Sub, as applicable, enforceable against the Purchaser or Purchaser Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as set forth below, no Consent of or with any Governmental Authority, on the part of the Purchaser or Purchaser Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser and Purchaser Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser or Purchaser Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing of the Articles of Domestication with the Secretary of State of Nevada, (d) any other such filings as contemplated by this Agreement, (e) any filings required with Nasdaq or the SEC with respect to the transactions contemplated hereby, (f) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (g) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Purchaser Merger Sub.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4 or as disclosed in the SEC Reports, the execution and delivery by each of the Purchaser and Purchaser Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and Purchaser Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser and Purchaser Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s or Purchaser Merger Sub’s Organizational Documents, respectively, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) As of the date of this Agreement, the share capital of the Purchaser is $210,000 divided into 200,000,000 Purchaser Class A Ordinary Shares and 10,000,000 Purchaser Class B ordinary shares of par value $0.001 each (“Purchaser Class B Ordinary Shares”, and collectively with the Purchaser Class A Ordinary Shares, Purchaser Units and Purchaser Warrants, the “Purchaser Securities”). As of the date immediately preceding the Domestication, and subject to the receipt of the Required Shareholder Approval, the Purchaser will have authorized share capital of $510,000, divided into 500,000,000 Purchaser Class A Ordinary Shares and 10,000,000 Purchaser Class B Ordinary Shares. The issued and outstanding Purchaser Class A Ordinary Shares as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser Class B Ordinary Shares. All outstanding Purchaser Class A Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, other than Purchaser Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(b), or as disclosed in the SEC Reports (as defined below) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or Purchaser Merger Sub or (B) obligating the Purchaser or Purchaser Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser or Purchaser Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser or Purchaser Merger Sub to repurchase, redeem or otherwise acquire any shares of Purchaser or Purchaser Merger Sub, respectively, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Additionally, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser or Purchaser Merger Sub is a party with respect to the voting of any shares of Purchaser or Purchaser Merger Sub.

(c) The authorized capital stock of Purchaser Merger Sub consists of 5,000 shares of common stock, par value $0.0001 each, (ii) the issued and outstanding shares of capital stock of Purchaser Merger Sub consists of One Thousand (1,000) shares of Purchaser Merger Sub Common Stock, and (iii) no shares of Purchaser Merger Sub Common Stock are being held by Purchaser Merger Sub in its treasury. All of the issued and outstanding shares of Purchaser Merger Sub Common Stock are owned, of record and beneficially, by the Purchaser and have been duly authorized and validly issued, are fully paid and nonassessable, free and clear of all Liens (other than Liens imposed by applicable securities Laws) and have not been issued in violation of any preemptive or similar rights.

(d) All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d) or disclosed in the SEC Reports. No Indebtedness of the Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets. Purchaser Merger Sub has no Indebtedness.

(e) Since the date of formation of the Purchaser and Purchaser Merger Sub, and except as contemplated by this Agreement, neither the Purchaser nor Purchaser Merger Sub has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and neither the Purchaser’s or Purchaser Merger Sub’s boards of directors have authorized any of the foregoing.

(f) Subject to obtaining the Required Shareholder Approval, the Domesticated Purchaser Class A Common Stock comprising the Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Purchaser’s Organizational Documents, or any Contract to which the Purchaser is a party or otherwise bound.

(g) The Purchaser has no Subsidiaries apart from Purchaser Merger Sub, and does not own, directly or indirectly, any interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. The Purchaser is not party to any Contract that obligates it to invest money in, loan money to or make any capital contribution to any other Person. Purchaser Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Purchaser Merger Sub is an entity that has been formed solely for the purpose of engaging in the transactions contemplated herein.

3.6 SEC Filings and Purchaser Financials.

(a) Except as disclosed in the SEC Reports or as set forth on Schedule 3.6, the Purchaser, since the IPO on February 19, 2021, has filed all forms, pro formas, reports, schedules, statements, registration statements, prospectuses, proxies and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements, proxies and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Seller copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, pro formas, reports, registration statements, prospectuses, proxies and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, pro formas, reports, registration statements, prospectuses, proxies and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement and as of immediately preceding the Domestication, (A) the Purchaser Units, the Purchaser Class A Ordinary Shares, the Purchaser Warrants are listed on Nasdaq, (B) except as disclosed in the SEC Reports or as set forth on Schedule 3.6, the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) except as disclosed in the SEC Reports or as set forth on Schedule 3.6, such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Purchaser, if any, is made known to the Purchaser’s principal executive officer and its principal financial officer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Purchaser’s Knowledge, such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. The Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are designed to and, to the Purchaser’s Knowledge, are sufficient to provide, reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the Purchaser’s financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Purchaser maintains records that in reasonable detail fairly reflect, in all material respects, its transactions and dispositions of assets of the Purchaser; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Purchaser’s board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Purchaser has not received written notice from any Governmental Authority or Person alleging, and to the Purchaser ‘s Knowledge there have been no, significant deficiencies or material weakness in the Purchaser’s internal control over financial reporting (whether or not remediated). Since September 30, 2023, there has been no change in the Purchaser ‘s control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Purchaser’s internal control over financial reporting.

(c) As of the date hereof, each director and executive officer of the Purchaser has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. The Purchaser has not taken any action prohibited by Section 402 of the SOX.

(d) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as disclosed in the SEC Reports, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Seller and Target Affiliates and the negotiation and execution of this Agreement) and related activities and (b) since the date of the consummation of the IPO, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. Except as disclosed in the SEC Reports, the Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser, nor, to the Knowledge of the Purchaser, is there any reasonable basis for any such Action to be made. There is no material Action that the Purchaser has pending against any other Person. Neither the Purchaser, nor, to the Knowledge of the Purchaser, any of its directors or officers are subject to any material Orders of any Governmental Authority, nor are any such Orders pending. As of the date of this Agreement, none of the directors nor officers of have in the past five (5) years been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, neither the Purchaser nor Purchaser Merger Sub has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. Neither the Purchaser nor Purchaser Merger Sub (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans or Non-U.S. Plan.

3.12 Properties. Neither the Purchaser nor Purchaser Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property. Neither the Purchaser nor Purchaser Merger Sub owns or leases any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as disclosed in the SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $150,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Seller other than those that are exhibits to the SEC Reports. Purchaser Merger Sub has not and will not enter into any material Contracts, other than this Agreement and the Ancillary Documents.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding share capital as of the date hereof.

3.15 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16 Finders and Brokers. There are no brokers, finders or investment bankers entitled to any brokerage, finder’s or other fee or commission from the Purchaser, Purchaser Merger Sub, Seller Merger Sub, the Seller or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

3.17 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign ant-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Seller. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

3.19 Trust Account. As of the date hereof, there is at least $16,962,816 invested in the Trust Account, maintained by the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions, under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Purchaser, no event has occurred which, with due notice in lapse of time or truth, would constitute a breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the date hereof, Purchaser has no reason to believe that any of the conditions to the use of the funds in the Trust Account on the Closing Date (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions) will not be available to the Purchaser on the Closing Date.

3.20 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Affiliates, Seller, and Seller Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Affiliates, the Seller and Seller Merger Sub for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Seller and Seller Merger Sub set forth in this Agreement (including the related portions of the Seller Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Target Affiliates, the Seller, the Sponsors, or Seller Merger Sub for the Registration Statement; and (b) none of the Target Affiliates, the Seller, the Sponsors, Seller Merger Sub or their respective Representatives have made any representation or warranty as to the Target Affiliates, the Seller, the Sponsors, or Seller Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Seller Disclosure Schedules) or in any certificate delivered to the Purchaser pursuant hereto.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER WITH RESPECT TO the SELLER, SELLER MERGER SUB, TOPCOS and the Target Affiliates

The Seller represents and warrants, as of the date hereof and as of the Closing, except as detailed in the Seller Disclosure Schedules, whose Section numbers correspond with the respective Section numbers of this Agreement, and except as to the Target Affiliates, which such representations and warranties are made as of the date of delivery of the Seller Disclosure Schedules (defined below) and as of the Closing, and not, for the avoidance of doubt, as of the date hereof, to the Purchaser as follows; provided, however, that these representations and warranties encompass not only the Seller and the Seller Merger Sub but also extend to the Target Affiliates, which includes the Topcos as a subset thereof, and that such inclusion applies even in cases where the Target Affiliates are not explicitly mentioned within the specific representations and warranties.

4.1 Organization and Standing. The Seller and Seller Merger Sub are corporations duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Seller and Seller Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Seller and Seller Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Seller and has heretofore made available to the Purchaser accurate and complete copies of the Organizational Documents of the Seller and Seller Merger Sub, each as currently in effect. Neither Seller nor Seller Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Each of the Seller and Seller Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (subject, in the case of the Merger, to the Seller Merger Sub Shareholder Approval). The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate action by the Seller and the Seller Merger Sub and, other than the Seller Merger Sub Shareholder Approval, no other corporate proceedings on the part of the Seller or Seller Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Seller or Seller Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Ownership of the Target Affiliates. After the Target Affiliate Restructuring and as of immediately preceding the Closing, subject to obtaining the Requisite Consents and any consents described in Schedule 5.20, (i) Seller Merger Sub will be the record and beneficial owner of, and will have good and valid title to, all of the Transferred Equity, in each case, free and clear of all Liens other than Permitted Liens, (ii) there will be no outstanding options, warrants, convertible or exchangeable securities or other rights appreciation rights, phantom units, performance units or similar securities agreement subscriptions arrangements or commitments relating to the Transferred Equity or any other capital, stock or ownership interest in any member of the Target Affiliates, and (iii) the Topcos shall be the direct and indirect beneficial owners of all of the Target Affiliates as set forth on Schedule I.

4.4 Target Affiliates. Schedule 4.4 sets forth for each Target Affiliate (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized equity securities or of each class of its equity securities, (iii) the number of issued and outstanding shares of each class of its equity securities, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its equity securities held in treasury. All of the issued and outstanding shares of equity securities of each Target Affiliate have been duly authorized and are validly issued, fully paid, and nonassessable. Other than as listed on Schedule 4.4, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target Affiliates to sell, transfer, or otherwise dispose of any equity securities of any of the Target Affiliates or that could require any Target Affiliates to issue, sell, or otherwise cause to become outstanding any of their respective equity securities. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Target Affiliate. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity securities of any Target Affiliate. None of the Target Affiliates controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that will not be part of the Target Affiliate Restructuring.

4.5 Governmental Approvals. Except as set forth on Schedule 4.5, no Consent of or with any Governmental Authority, on the part of the Seller, Seller Merger Sub, the Topcos, or the Target Affiliates, is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Seller or Seller Merger Sub, and (f) the Requisite Consents.

4.6 Non-Contravention. The execution and delivery by each of Seller and Seller Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Seller.

4.7 Capitalization. As of the date hereof, Seller has One Thousand (1,000) shares of common stock issued and outstanding, Five Hundred and One (501) of which shares are owned by Global Growth and Four Hundred and Ninety-Nine (499) of which shares are owned by the Individual Target Sponsor. Prior to giving effect to the transactions contemplated by this Agreement, other than Seller Merger Sub, Seller does not have any Subsidiaries or own any equity interests in any other Person. Seller Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Seller Merger Sub is an entity that has been formed solely for the purpose of engaging in the transactions contemplated herein.

4.8 Capitalization of Target Affiliates (a) As of the date hereof, the outstanding shares of capital stock or equity interests of each of the Target Affiliates: (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the governing documents of each such Target Affiliate, and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the governing documents of each such Subsidiary or any contract to which each such Target Affiliate is a party or otherwise bound.

(b) As of the date hereof, there are no outstanding subscriptions, options, restricted stock units, stock appreciation rights, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of any of the Subsidiaries, any other equity interests or equity-related awards, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Target Affiliates or the value of which is determined by reference to shares or other equity interests of such Target Affiliates, and there are no voting trusts, proxies or agreements of any kind which may obligate any Target Affiliates to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock

4.9 The Seller and Seller Merger Sub Activities. Since their formation, the Seller and Seller Merger Sub (but not the Target Affiliates) have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than the Seller’s 100% ownership of Seller Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which they are a party, Seller and Seller Merger Sub are not party to or bound by any Contract.

4.10 Certain Business Practices. (a) To the Knowledge of Seller, for the past five (5) years, none of the Topcos or Target Affiliates has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign ant-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since their formations, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder such Topco or Target Affiliate or assist it in connection with any actual or proposed transaction.

(b) To the Knowledge of Seller, for the past five (5) years, the operations of each Topco and Target Affiliate are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Topco or Target Affiliate with respect to the any of the foregoing is pending or, to the Knowledge of Seller, threatened.

(c) To the Knowledge of Seller, none of the Topcos or Target Affiliates or any of their respective directors or officers, or, to the Knowledge of Seller, any other Representative acting on behalf of a Topco or Target Affiliate is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and to the Knowledge of Seller the Topcos and Target Affiliates have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.11 Investment Company Act. Except as set forth on Schedule 4.11, none of the Topcos or Target Affiliates are an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.12 Financial Statements. The Audited Financial Statements and Unaudited Financial Statements when delivered and subject to the notes thereto, (i) will be properly derived from the books and records of the Topcos and Target Affiliates, (ii) will present fairly in all material respects the results of operations of the businesses of the Topcos and Target Affiliates and the related revenues, direct expenses, and equity and earnings of the non-consolidated Topcos and Target Affiliates as such Topcos and Target Affiliates were operated prior to the Target Affiliates Restructuring, as of the date thereof, or for the periods covered thereby, and (iii) were prepared in accordance with the Accounting Principles consistently applied.

4.13 Indebtedness. As of the Closing Date, the Target Affiliates will not have any material Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAP except for (i) Permitted Liens, (ii) debt incurred in the Target Affiliates Refinancing, if any, and (iii) obligations incurred in the ordinary course of business consistent with past practice since December 31, 2023.

4.14 No Material Adverse Effect.

To the Knowledge of the Seller, since September 30, 2023, the Topcos and Target Affiliates have been operated in the ordinary course of business, consistent with past practice, in all material respects and there has not occurred any event or condition that individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

4.15 Material Permits. On or prior to the Closing, all material governmental licenses, franchises, Permits, approvals, authorizations, exemption certificates, registrations, and similar material, documents, authorizations, or instruments necessary or required for the conduct of the business of the Topcos and Target Affiliates as presently operated and conducted (“Material Permits”) will be valid and in full force and effect. All material fees and charges with respect to such Material Permits shall have been paid in full, and no event shall have occurred that, with or without notice, or lapse of time, or both, would reasonably be expected to result in the revocation, suspension, lapse, or material limitation of any such Material Permit the occurrence of which individually or in the aggregate, have or would reasonably be expected to result in a Material Adverse Effect.

4.16 Material Contracts. (a) In accordance with Schedule 5.20, the Seller shall have provided the Purchaser with true and correct copies of Contracts to which a Topco or Target Affiliate is a party or by which any of their respective properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $500,000, (ii) may not be cancelled by the applicable Topco or Target Affiliate on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the applicable Topco or Target Affiliate as its business is conducted after the completion of the Target Affiliate Restructuring, any acquisition of material leased real property in excess of $1,000,000 by the applicable Topco or Target Affiliate, or restricts in any material respect the ability of the applicable Topco or Target Affiliate from engaging in business as currently conducted by it or from competing with any other Person (each, a “Target Affiliate Material Contract”).

(b) With respect to each Target Affiliate Material Contract, to the Knowledge of the Seller as of the Closing Date: (i) the Target Affiliate Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Target Affiliate Material Contract is legal, valid, binding and enforceable in all material respects against the applicable Target Affiliate and the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the applicable Target Affiliate is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the applicable Target Affiliate, or permit termination or acceleration by the other party, under such Target Affiliate Material Contract; and (iv) no other party to any Target Affiliate Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the applicable Target Affiliate under any Target Affiliate Material Contract.

4.17 Books and Records.

The books, records and accounts of Seller Merger Sub and of each Topco and Target Affiliate, including the statutory books of the Seller Merger Sub and each Topco and Target Affiliate (including, but not limited to, minutes books, books of agreements with the sole shareholder, shareholders registry books and/or stock ledgers) since the date on which each Subsidiary was incorporated, (a) are in all material respects true, complete and correct; and (b) have been maintained in accordance with good business practices on a basis consistent with prior years and in accordance with applicable Laws, except, in each case of (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.18 Litigation and Proceedings. Except as set forth on Schedule 4.18, there are no, and to the Knowledge of the Seller, for the past three (3) years there have been no: (a) pending or, to the Knowledge of the Seller, threatened lawsuits or other Actions against any of the Topcos and Target Affiliates or their respective properties or assets; and (b) pending or threatened Actions by any of the Topcos or Target Affiliates against any third party, (c) settlements or similar agreements that impose any outstanding material obligation or restriction on any of the Topcos or Target Affiliates, and (d) outstanding order of any Governmental Authority imposed upon any of the Topcos or Target Affiliates; nor are any properties or assets of the any of the Topcos or Target Affiliates respective businesses bound or subject to any such order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of any of the Topcos and Target Affiliates, taken as a whole.

4.19 Legal Compliance. (a) As of the date hereof, each of the Seller, Seller Merger Sub and, to the Knowledge of the Seller, the Topcos and Target Affiliates, is in material compliance with applicable Law.

(b) To the Knowledge of the Seller, the Topcos and Target Affiliates maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Target Affiliates in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Topcos’ and Target Affiliates’ directors, officers, or employees will be prevented, detected and deterred.

(c) To the knowledge of the Seller, none of the Topcos and Target Affiliates or, any of the current or former officers, directors, managers or senior consultants thereof acting in such capacity has, in the past three (3) years, received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the Topcos and Target Affiliates, taken as a whole.

4.20 Target Affiliate Benefit Plans . Schedule 4.20 sets forth a complete list, as of the date hereof, of each material Target Affiliate Benefit Plan, which includes any material benefit plan of the Topcos. For purposes of this Agreement, a “Target Affiliate Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any director, officer, manager, individual consultant or employee of the Topcos or Target Affiliates, which are maintained, sponsored or contributed to by the Topcos or any of the Target Affiliates, or to which the Topcos or any of the Target Affiliates is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each Target Affiliate Benefit Plan, the Seller has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Target Affiliate Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan description, including any summary of material modifications, (C) the most recent actuarial report or other financial statement relating to such Target Affiliate Benefit Plan, and (D) the most recent non-routine correspondence with any Governmental Authority.

4.21 Employees. Other than as set forth on Schedule 4.21, the Topcos and Target Affiliates do not (a) have any executive employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Non-U.S. Plan.

4.22 Insurance. Schedule 4.22 lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by each Topco and Target Affiliate relating to its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have, to the Knowledge of the Seller, been timely paid and each Topco and Target Affiliate is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Seller, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Seller or, to the Knowledge of the Seller, any of the Topcos or Target Affiliates. To the Knowledge of the Seller, for the last two (2) years each Topco and Target Affiliate has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on a Topco or Target Affiliate.

4.23 Properties. Except as set forth on Schedule 4.23, the Topcos and Target Affiliates do not own, license, or otherwise have any right, title, or interest in any material Intellectual Property, nor does any the Topco or Target Affiliates own or lease any material real property or material Personal Property.

4.24 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.24, none of the Topcos or Target Affiliates has been subject to a Material Adverse Effect since September 30, 2023.

4.25 Taxes and Returns. (a) Seller Merger Sub, and, to the Knowledge of the Seller, Topcos and Target Affiliates have or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by them, and which Tax Returns are, to the Knowledge of the Seller, true, accurate, correct and complete in all material respects, and, to the Knowledge of the Seller, has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Audited Financials have been established in accordance with GAAP of each of their respective jurisdictions. Schedule 4.25 sets forth each jurisdiction where each of Seller Merger Sub, Topcos or Target Affiliates files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Seller Merger Sub, or to the Knowledge of the Seller, the Topcos or the Target Affiliates in respect of any Tax, and none of Seller Merger Sub, or to the to the Knowledge of the Seller, the Topcos or the Target Affiliates has been notified in writing of any proposed Tax claims or assessments against the same (other than, in each case, claims or assessments for which adequate reserves in the Audited Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Seller Merger Sub’s or, to the Knowledge of the Seller, the Topcos’ or Target Affiliates’ assets, other than Permitted Liens. None of Seller Merger Sub or, to the Knowledge of the Seller, the Topcos or Target Affiliates has outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Seller Merger Sub or, to the Knowledge of the Seller, the Topcos or Target Affiliates for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since September 30, 2023, to the to the Knowledge of the Seller, none of the Topcos or Target Affiliates have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.26 Sufficiency of Assets. After giving effect to the Target Affiliate Restructuring in accordance with Schedule 5.20, the assets of the Target Affiliates, the employment of Target Affiliates’ employees and other arrangements contemplated by the Target Affiliate Restructuring will be sufficient for the Surviving Company to conduct the businesses of the Target Affiliates taken as a whole in all material respects immediately after the Closing in substantially the same manner as currently conducted by the Target Affiliates taken as a whole.

4.27 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Seller, Seller Merger Sub or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or Seller Merger Sub.

4.28 Information Supplied. None of the information supplied or to be supplied by Seller or Seller Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Seller’s equity holders or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Seller or Seller Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Seller nor Seller Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Sellers or any of their respective Affiliates.

4.29 Independent Investigation. Each of Seller and Seller Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Purchaser and Purchaser Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. Each of Seller and Seller Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to Seller or Seller Merger Sub pursuant hereto, and the information provided by or on behalf of the Purchaser for the Registration Statement; and (b) neither the Purchaser nor its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Seller or Seller Merger Sub pursuant hereto.

Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.16, each of the Seller and Seller Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Seller or Seller Merger Sub, as Purchaser or its Representatives may reasonably request regarding Seller or Seller Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the Seller and Seller Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Seller or the Seller Merger Sub. Notwithstanding the foregoing, the Seller and Seller Merger Sub shall not be required to provide to the Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Seller or Seller Merger Sub is subject, (B) result in a breach of any Contract between the Seller or Seller Merger Sub and a third party, (C) violate any legally-binding obligation of the Seller or Seller Merger Sub with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Seller or Seller Merger Sub under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Seller and Seller Merger Sub shall use reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Seller and Seller Merger Sub, on the one hand, and the Purchaser or any of its respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided further that the Seller and Merger Sub shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(b) During the Interim Period, subject to Section 5.16, Purchaser shall give, and shall cause its Representatives to give, the Seller, Seller Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Seller, Seller Merger Sub or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of their respective Representatives to reasonably cooperate with the Seller, Seller Merger Sub and their respective Representatives in their investigation; provided, however, that the Seller, Seller Merger Sub and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries. For the avoidance of doubt, to the extent that Purchaser files with or furnishes to the SEC any of the information covered by this Section 5.1(b), such information shall be deemed to have been provided to the Seller, Seller Merger Sub and their respective Representatives. Notwithstanding the foregoing, the Purchaser shall not be required to provide to the Seller, Seller Merger Sub or any of its respective Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) result in a breach of any Contract between the Purchaser and a third party, (C) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Purchaser shall use reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Purchaser, on the one hand, and the Seller and Seller Merger Sub or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided further that the Purchaser shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

5.2 Conduct of Business of Seller Merger Sub, Target Affiliates, and the Seller.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, the Target Affiliates Restructuring, the Ancillary Documents, as set forth on Schedule 5.2 or as required by applicable Law, the Seller and Seller Merger Sub shall, and the Sponsors shall cause the Topcos to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to them and their respective Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting Section 5.2(a), during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall not and shall cause Seller Merger Sub and the Topcos not to:

(i) sell, transfer or dispose of any shares of capital stock of Seller Merger Sub owned by the Seller, nor cause the sale, transfer or disposition of any Target Affiliate securities other than in connection with the Target Affiliate Restructurings:

(ii) amend, waive or otherwise change, in any respect, its Organizational Documents;

(iii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of Seller Merger Sub’s, Topco’s or the Target Affiliates’ equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of Seller Merger Sub’s, Topco’s or the Target Affiliates’ equity securities, or other securities, including any securities convertible into or exchangeable for any of their respective equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iv) split, combine, recapitalize or reclassify any of Seller Merger Sub’s or Topco’s shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(v) incur, create, assume, or otherwise become liable for any Indebtedness on behalf of Seller Merger Sub or the Topco’s or (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person, up to aggregate additional Indebtedness during the Interim Period of $500,000);

(vi) fail to maintain Seller Merger Sub’s or Topcos’ books, accounts and records in all material respects in the ordinary course of business;

(vii) establish any Subsidiary of Seller Merger Sub or the Topcos;

(viii) revalue any of the Topco’s or Target Affiliates’ material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting the Seller’s outside auditors;

(ix) cause Seller Merger Sub or the Topcos to make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $100,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(x) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xi) voluntarily cause Seller Merger Sub or the Topcos to incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate (excluding the incurrence of any Expenses or any Indebtedness permitted by Section 5.2(b)(v)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.2 during the Interim Period;

(xii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of any properties, assets or rights;

(xiii) enter into any agreement, understanding or arrangement with respect to the voting of the Seller’s, Seller Merger Sub’s or Topcos’ equity securities;

(xiv) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xv) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of Purchaser

(a) Unless the Seller shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, the Ancillary Documents, the Domestication, as set forth on Schedule 5.3 or as required by applicable Law, Purchaser shall, and shall cause Purchaser Merger Sub to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser, its Subsidiaries and its business, assets and employees, if any, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Organizational Documents and IPO Prospectus, the deadline by which it much complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement, as set forth on Schedule 5.3 or as required by applicable Law, during the Interim Period, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser and Purchaser Merger Sub shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the transactions contemplated hereby, and costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $500,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by Purchaser or Purchaser Merger Sub) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $100,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate (excluding the incurrence of any Expenses or any Indebtedness permitted by Section 5.3(b)(iv)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

5.4 Annual and Interim Financial Statements. (a) As soon as practicable following the date of this Agreement, the Seller and Seller Merger Sub shall use their commercially reasonable efforts to deliver to the Purchaser (A) true, correct and complete copies of (i) the Audited Financial Statements, audited in accordance with the auditing standards of the PCAOB, together with an unqualified audit report thereon from the Seller’s independent public accountants (collectively, the “PCAOB Audited Financials”), (ii) the Unaudited Financial Statements as of the last day of each subsequent fiscal quarter ending at least forty-five (45) days prior to the filing of the Registration Statement, or otherwise required by the rules and regulations of the SEC governing the Registration Statement, in each case reviewed by the Seller’s independent public accountants in accordance with AS 4105, Reviews of Interim Financial Information, and (iii) any unaudited pro forma financial statements required by Regulation S-X of the SEC to be included in the Registration Statement (the “Pro Forma Financials” and, together with the PCAOB Audited Financials, the Unaudited Financial Statements, the “Required Financials”), and (B) make any necessary amendments, restatements or revisions to the Required Financials such that they remain compliant with applicable SEC rules through the date of completion of the offering pursuant to the Registration Statement.

(b) The Seller shall use its commercially reasonable efforts to deliver to the Purchaser, as soon as available but in any event no later than April 30, 2024, the audited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of the Target Affiliates as at and for the year ended December 31, 2023, prepared in accordance with GAAP (the “2023 Financial Statements”).

5.5 Preparation of the Registration Statement and Proxy Statement; Fairness Opinion; Required Shareholders Meeting (a) As promptly as practicable after the execution of this Agreement to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement: (i) the Purchaser and the Seller shall jointly prepare and the Purchaser shall file with the SEC the Purchaser Registration Statement; (ii) the Purchaser and the Seller shall jointly prepare and the Purchaser shall file with the SEC the Proxy Statement (which Proxy Statement shall form a part of the Registration Statement); and (iv) the Parties shall jointly prepare and cause to be filed such other filings required under applicable securities Laws in connection with the transactions contemplated hereby.

(b) After the date hereof, the Purchaser shall determine, in its sole discretion, whether or not to seek a valuation presentation, either in the form of a fairness opinion or a valuation report, regarding the Merger Consideration. If the board of directors of the Purchaser determines in good faith that it is in the best interests of the Purchaser’s public shareholders to seek such valuation presentation to assist it in determining that the Merger Consideration is fair from a financial point of view to the Purchaser’s public shareholders, then within five (5) Business Days from the date hereof, the Purchaser shall use commercially reasonable efforts to engage a financial advisor reasonably acceptable to both the Purchaser and the Seller to provide such valuation presentation as soon as practicable, but in no event later than February 11, 2024; provided, however, if for any reason not in the control of the Purchaser, the financial advisory firm requires additional time to finalize the valuation presentation, then the Parties shall mutually agree on a later presentation date. Within two (2) Business Days after receiving the valuation presentation from such financial advisor, the board of directors of the Purchaser shall determine in accordance with its fiduciary duties, whether the Merger Consideration is substantively fair, taking into account all relevant economic and financial terms of the transactions set forth herein, to the Purchaser’s Shareholders (a “Fairness Determination”). If the board of directors of the Purchaser is unable in good faith to make a Fairness Determination, it may terminate this Agreement in accordance with Section 7.1(i). Notwithstanding the foregoing, prior to terminating this Agreement in accordance with Section 7.1(i), the Purchaser shall give the Seller ten (10) Business Days prior written notice of its intention to terminate this Agreement and during the ten (10) Business Days following such written notice the Purchaser, if requested by the Seller, shall negotiate in good faith with the Seller regarding any revisions to the terms of this Agreement proposed by the Purchaser or the Seller. If at the end of the ten (10) Business Day period the Purchaser concludes in good faith, after consultation with its counsel and financial advisor (and taking into account any adjustment or modification of the terms of this Agreement to which the other Party has agreed in writing), that it cannot make a positive Fairness Determination, then it may terminate this Agreement in accordance with Section 7.1(i).

(c) Each of the Purchaser and the Seller shall use its reasonable best efforts to have the Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and after the delivery of any financial statements pursuant to Section 5.4 that are required to be included in the Registration Statement, and to keep such registration statement effective for as long as is necessary to consummate the Domestication, the Merger and other transactions contemplated hereby, and, prior to the effective date of the Registration Statement, each of the Purchaser and the Seller shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the issuance of the Domesticated Purchaser Class A Common Stock and Domesticated Purchaser Warrants pursuant to the Domestication, and the Domesticated Purchaser Class A Common Stock pursuant to the Merger. As promptly as practicable after the Registration Statement shall have become effective, the Purchaser shall cause the Proxy Statement to be mailed or made available to the Purchaser’s shareholders and the final prospectus contained in the Registration Statement to the shareholders pursuant to applicable Law. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by the Purchaser without the consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed, or without providing the Seller with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Purchaser in good faith). The Purchaser will use its commercially reasonable efforts to cause the Registration Statement to comply in all material respects with the applicable requirements of U.S. federal securities Laws.

(d) Each of the Purchaser and the Seller shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, or (B) the Proxy Statement will, at the date it is first mailed or made available to the Purchaser’s shareholders and at the time of the Required Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) If, at any time prior to the Effective Time, any information relating to the Purchaser, the Seller or Seller Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Purchaser or the Seller which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by Law, disseminated to the shareholders of the Purchaser. The Purchaser shall notify the Seller promptly of the time when the Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the Domesticate Purchaser Class A Common Stock issuable pursuant to the Domestication or the Merger, or the Domestic Purchaser Warrants issuable pursuant to the Domestication, for offering or sale in any jurisdiction. The Purchaser agrees to provide the Seller and its counsel promptly with copies of any written comments or requests for amendments or supplements, and shall promptly inform the Seller of any oral comments or requests for amendments or supplements, that the Purchaser or its counsel may receive from time to time from the SEC with respect to the Registration Statement or the Proxy Statement promptly after receipt of such comments or requests, and shall provide the Seller with copies or summaries of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. The Seller and its counsel shall be given a reasonable opportunity to review in advance any such written responses and to participate in any discussions or oral material communications with the SEC, and the Purchaser shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the Seller and its counsel, and shall not submit any such responses without the Seller’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

(f) The Required Shareholders Meeting.

(i) The Purchaser shall call, give notice of, convene and hold an extraordinary general meeting (the “Required Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law as promptly as reasonably practicable following the date on which the Registration Statement is declared effective, and in any case, no later than twenty (20) Business Days thereafter, for the purpose of obtaining the Required Shareholder Approval; provided, that subject to the requirements of any applicable Law, the Purchaser may (and, in the case of clause (C) below, on up to two (2) occasions upon the reasonable request of the Seller (and for no more than five (5) Business Days each), shall) postpone or adjourn the Required Shareholders Meeting (A) if a quorum has not been established; (B) after consultation with the Seller, to allow reasonable additional time for the filing and mailing of any supplement or amendment to the Proxy Statement as may be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the Purchaser’s shareholders sufficiently in advance of the Required Shareholders Meeting; (C) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Required Shareholder Approval would not otherwise be obtained or the transactions contemplated hereby would not otherwise be able to be consummated; (D) after consultation with the Seller, if otherwise required by applicable Law; or (E) with the prior written consent of the Seller; provided, that the Required Shareholders’ Meeting will not be adjourned to a date that is more than thirty (30) days after the date for which the Required Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law). The Purchaser shall advise the Seller upon request each day during each of the last five (5) Business Days prior to the date of the Required Shareholders Meeting as to the aggregate tally of proxies received by the Purchaser with respect to the Required Shareholder Approval and at additional times upon the reasonable request of the Seller. The Purchaser agrees that it shall provide the holders of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such Purchaser Class A Ordinary Shares in connection with the Required Shareholders’ Meeting, as required by the Purchaser’s Organizational Documents.

(ii) The Purchaser, through the board of directors of the Purchaser, shall unanimously recommend to its shareholders (A) adoption and approval of the Domestication and change in the jurisdiction of incorporation of the Purchaser from the Cayman Islands to the State of Nevada, (B) amendment and restatement of the Purchaser’s existing Organizational Documents in connection with the Domestication and the Merger, including increasing the Purchaser’s share capital to 500,0000,000 Purchaser Class A Ordinary Shares, and the change of the Purchaser’s name to “Beckett Corporation”, (C) adoption and approval of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger, in each case, in accordance with applicable Law and exchange rules and regulations, (D) approval of the issuance of Domesticated Purchaser Class A Common Stock in connection with the Merger, (E) approval of the adoption by the Purchaser of an incentive equity plan with a share reserve equal to five percent (5%) of the sum of (i) the issued and outstanding Domesticated Purchaser Class A Common Stock immediately following the Effective Time, and (ii) the shares of the Purchaser subject to issuance upon exercise of the Domesticated Purchaser Warrants immediately following the Effective Time, with customary evergreen provisions (in substantially the form attached hereto as Exhibit D, the “Equity Incentive Plan”), (F) election of directors to the Post-Closing Purchaser Board effective as of the Closing as contemplated by this Agreement, (G) adoption and approval of any other proposals as the SEC (or staff thereof) may indicate are necessary in its comments to the Proxy Statement or the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by the Purchaser and the Seller to be necessary or appropriate in connection with the Transactions, (I) adjournment of the Required Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to constitute a quorum or approve and adopt any of the foregoing or if additional time is needed to consummate the transactions contemplated hereby, and (J) if required, the approval of the designation of a preferred class of equity of the Purchaser to be issued to investors as a condition to the Target Affiliate Restructuring, (such proposals in (A) through (J), together, the “Transaction Proposals”), and include the Purchaser board of director’s approval of the Merger and other transactions contemplated hereby and the recommendation that the Transactions Proposals be adopted by the Purchaser’s shareholders (the “Purchaser Board Recommendation”) in the Proxy Statement. The Purchaser shall use its commercially reasonable efforts to (1) solicit from its shareholders proxies in favor of the approval of the proposals required under the Required Shareholder Approval, and (2) take all other action necessary or advisable to secure the Required Shareholder Approval. Neither the Purchaser’s board of directors nor any committee thereof shall withdraw, amend, qualify, or modify its recommendation to the Purchaser’ shareholders that they vote in favor of the Transaction Proposals.

5.6 Domestication. Subject to receipt of the Required Shareholder Approval, no later than the date that is one day prior to the Effective Time, the Purchaser will cause the Domestication to become effective, including by (a) filing with the Secretary of State of Nevada Articles of Domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Seller, together with the Nevada Charter, in each case, in accordance with the provisions thereof and applicable Law, (b) completing, making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of the Purchaser, (i) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Class A Purchaser Common Stock; (ii) each then issued and outstanding Purchaser Warrant shall continue automatically as a Domesticated Purchaser Warrant; (iii) each then issued and outstanding Purchaser Unit shall separate automatically into one share of Domesticated Class A Purchaser Common Stock and one Domesticated Purchaser Warrant; and (iv) the Purchaser’s bylaws from and after the effective time of the Domestication shall be substantially in the form agreed to between the Purchaser and the Seller.

5.7 Purchaser Public Filings; NASDAQ Listing. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. From the date hereof through the Effective Time, the Purchaser shall use its commercially reasonable efforts to maintain the listing of the Purchaser Class A Ordinary Shares, Purchaser Units, and Purchaser Warrants on Nasdaq and maintain all applicable initial and continuing listing requirements of Nasdaq. The Purchaser shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the Domesticated Purchaser Class A Common Stock issuable in the Merger and the Domesticated Purchaser Warrants, and shall use its commercially reasonable best efforts to cause the Domesticated Purchaser Class A Common Stock issuable pursuant to the transactions contemplated hereby and the Domesticated Purchaser Warrants to be approved for listing on the Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.

5.8 Tax Matters. (a) From and after the date of this Agreement and until the Effective Time, each Party shall use its commercially reasonable efforts to ensure that the Domestication and the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Status”) (ii) shall not take any action, cause or permit any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Intended Tax Status. Following the Effective Time, none of the Purchaser, the Seller, or Seller Merger Sub shall take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Intended Tax Status.

(b) At and after the Effective Time, the Purchaser covenants and agrees that it will maintain all books and records and file all federal, state, and local income Tax Returns and schedules thereto of the Purchaser, the Surviving Company, and Seller Merger Sub in a manner consistent with the Merger being qualified as a reorganization and nontaxable exchange under Section 368(a) of the Code (and comparable provisions of any applicable state or local Tax laws) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.9 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the Transactions, the Purchaser, Seller and Seller Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the ttransactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

5.10 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Seller, Seller Merger Sub, and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Seller (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Seller, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Seller and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.11 No Trading. The Seller and Seller Merger Sub each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (“Federal Securities Laws”)and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Seller and Seller Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser (other than to engage in the Merger in accordance with this Agreement), communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.12 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties in writing if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Requisite Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.13 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section5.13(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement, including the Target Affiliate Restructuring, and shall use all reasonable best efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.14 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings. The Sponsors shall use commercially reasonable efforts to cause the Seller and Seller Merger Sub to satisfy their obligations under this Agreement and shall guarantee the performance by the Seller and Seller Merger Sub of all financial obligations of the Seller and Seller Merger Sub hereunder.

5.15 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser and the Seller, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”); provided, that the Parties acknowledge that they intend to issue the Signing Press Release immediately after the execution of this Agreement. Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Seller reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

5.16 Confidential Information.

(a) Seller and Seller Merger Sub each hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Seller, Seller Merger Sub, or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.16(a)), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Seller and Seller Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, that the Seller and Seller Merger Sub and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Purchaser Confidential Information that is not returned or destroyed, including any oral Purchaser Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Seller Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Seller Confidential Information without the Seller’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Seller Confidential Information, (A) provide the Seller to the extent legally permitted with prompt written notice of such requirement so that the Seller may seek, at the Seller’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Seller waives compliance with this Section 5.16(b), furnish only that portion of such Seller Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Seller Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Seller or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Seller Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, that Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Seller Confidential Information that is not returned or destroyed, including any oral Seller Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Seller Confidential Information to the extent required by the Federal Securities Laws.

5.17 Post-Closing Board of Directors and Executive Officers. The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of those persons listed on Schedule 5.17.

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser, the Seller, Seller Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser, the Seller, or Seller Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, the Seller, or Seller Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Purchaser shall cause the Organizational Documents of Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser, the Seller, and Seller Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

5.19 Use of Trust Account Proceeds. (a) The Parties agree that after the Closing, the funds in the Trust Account (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions), and any other funds of the Purchaser shall first be used to pay, in the following order (i) any third party debt or fees owed by the Topco or Target Affiliates, (ii) any insurance payments owed by the Target Affiliates, the Seller, or the Surviving Company, (iii) the Seller’s Expenses, (iv) the Purchaser’s Expenses, (v) any working capital loans provided to the Purchaser by the Seller or Seller Merger Sub since November 30, 2023 (“Seller Loans”), and (vi) any outstanding loans between the Purchaser Sponsor and the Purchaser, including any Extension Expenses (the “Purchaser Sponsor Loans”). Any remaining cash will be used by the Purchaser for working capital and general corporate purposes.

(b) If there are insufficient funds remaining to repay the Seller Loans or the Purchaser Sponsor Loans then the amounts remaining under the Seller Loans and the Purchaser Sponsor Loans will be convertible into Domesticated Purchaser Class A Common Stock up to a maximum aggregate value of Five Million Dollars ($5,000,000 with each share of Domesticated Purchaser Class A Common Stock to have a deemed value of Ten Dollars ($10.00)), with Seller Loans maintaining conversion priority over the Purchaser Sponsor Loans.

5.20 Restructuring Transactions. The provisions of Schedule 5.20 shall apply with respect to the Target Affiliates Restructuring, the Restructuring Transactions, and the Requisite Consents.

5.21 Seller Disclosure Schedules. (a) The Seller shall deliver the fully completed Seller Disclosure Schedules (together, the “Seller Disclosure Schedules”) to Purchaser as soon as reasonably practicable after the date hereof, but in no event later than February 29, 2024 (or such later date prior to the Closing as mutually agreed by Purchaser and the Seller). Purchaser shall have fifteen (15) Business Days to review the Seller Disclosure Schedules after its receipt thereof and receipt of all documents, agreements and information specified therein or requested by the Purchaser relating to the matters specified therein (the “Seller Schedule Review Period”), and the Seller shall, and shall cause its Representatives to, reasonably cooperate with Purchaser and its Representatives in their review of the Seller Disclosure Schedules, including providing any access and information as required by Section 5.1(a).

(b) The Seller may, prior to the Closing Date deliver to the Purchaser, modifications, changes or updates to the Seller Disclosure Schedules in order to disclose or take into account facts, matters, or circumstances which arise or occur between the end of the Seller Schedule Review Period and the Closing Date and which, if existing or occurring as of the date hereof, would have been required to be set forth or described in such Seller Disclosure Schedules. No updated information provided to the Purchaser in accordance with this Section 5.21(b) shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement, subject to except for breaches resulting from or arising out of ordinary course of business consistent with past practice, or the actions taken by the Seller, Seller Merger Sub, Topcos or any of the Target Affiliates that are expressly required or expressly permitted by this Agreement, which in each case such breach will be deemed to be cured.

5.22 Employment and Consulting Agreements. The Seller and the Purchaser shall, prior to filing the Registration Statement, agree to a list of key employees that will be employed by the Purchaser and who shall, as a condition to their employment with the Purchaser, execute and deliver at the Closing an employment agreement, which will contain customary non-solicitation and non-compete agreements, the form of which is attached hereto as Exhibit E. Prior to the Closing, Global Growth and the Purchaser shall enter into a consulting agreement, on terms and conditions reasonably satisfactory to both Parties, that will provide among other things, for the Purchaser to pay to Global Growth a monthly consulting fee to based on a percentage of the Purchaser’s EBITDA in return for business and managerial consulting services.

5.23 Equity Incentive Plan. Prior to the Effective Time, the Purchaser shall adopt and approve the Equity Incentive Plan.

5.24 Sole Shareholder Approvals. Promptly after the execution of this Agreement, (a) the Purchaser will approve and adopt, as Purchaser Merger Sub’s sole shareholder, this Agreement and the Ancillary Documents and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions stated herein and in accordance with the applicable provisions of the DGCL (the “Purchaser Merger Sub Shareholder Approval”) and deliver the Purchaser Merger Sub Shareholder Approval to the Seller, and (b) the Seller, as the sole shareholder of Seller Merger Sub, acting by written consent, will adopt this Agreement and the Ancillary Documents and approve the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions stated herein and in accordance with the applicable provisions of the DGCL (the “Seller Merger Sub Shareholder Approval”) and deliver a copy of such approval to the Purchaser.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction or written waiver (where permissible) by the Purchaser and the Seller (where applicable) of the following conditions:

(a) Required Shareholder Approval. The Transaction Proposals that are submitted to the vote of the shareholders of Purchaser at the Required Shareholders’ Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) the Purchaser Merger Sub Shareholder Approval shall have been obtained;

(c) the Seller Merger Sub Shareholder Approval shall have been obtained;

(d) Requisite Consents. All Requisite Consents have been obtained in accordance with the terms of Schedule 5.20 with respect to the consummation of the transactions contemplated by this Agreement;

(e) Other Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority with respect to the Parties, including those listed on Schedule 4.5, in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(f) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(g) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(h) Net Tangible Assets Test. Upon the Closing, after giving effect to any private placement or other financing transaction, Purchaser shall have net tangible assets of at least $5,000,001.

(i) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(j) Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order by the SEC or actual or threatened proceedings by a Governmental Authority seeking such a stop order.

(k) Target Affiliate Refinancing. The Target Affiliate Refinancing shall have been closed, repaying in full all Target Affiliate Obligations.

(l) Convertible Securities. All outstanding convertible securities, if any, of the Topcos, Target Affiliates and Seller Merger Sub have been converted into equity or canceled prior to the consummation of the transactions contemplated hereby.

6.2 Conditions to Obligations of Seller Merger Sub and the Seller. In addition to the conditions specified in Section 6.1, the obligations of Seller Merger Sub and the Seller to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser and Purchaser Merger Sub set forth in this Agreement and in any certificate delivered by Purchaser or Purchaser Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser or Purchaser Merger Sub.

(b) Agreements and Covenants. Purchaser and Purchaser Merger Sub shall have executed and performed in all material respects all of the agreements necessary to execute this Agreement, carry out their obligations thereunder, and have complied in all material respects with all of their agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser or Purchaser Merger Sub since the date of this Agreement.

(d) As of the Closing Date, the Purchaser shall not have received any written notice from Nasdaq that it has failed or would reasonably be expected to fail to meet the Nasdaq initial or continued listing requirements as of the Closing Date for any reason where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(e) As of the Closing Date, the listing of the Domesticated Purchaser Class A Common Stock and Domesticated Purchaser Warrants shall have been approved by Nasdaq.

(f) The Domestication shall have been completed as provided in Section 5.6.

(g) Closing Deliveries.

(i) Officer Certificate. The Purchaser and Purchaser Merger Sub shall have delivered to the Seller and Seller Merger Sub a certificate, dated the Closing Date, signed by an executive officer of Purchaser or Purchaser Merger Sub, as applicable, in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a) through 6.2(f) with respect to Purchaser and Purchaser Merger Sub, as applicable.

(ii) Secretary Certificate. The Purchaser and Purchaser Merger Sub shall have delivered to the Seller and Seller Merger Sub a certificate from their respective secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser Merger Sub’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Purchaser’s and Purchaser Merger Sub’s boards of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval and Purchaser Merger Sub Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser and Purchaser Merger Sub shall have delivered to the Seller and Seller Merger Sub a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s and Purchaser Merger Sub’s jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Director Resignations. The Seller shall have received written resignations, effective as of the Closing, of each of the directors and officers of Purchaser (other than as listed on Schedule 5.17).

6.3 Conditions to Obligations of Purchaser and Purchaser Merger Sub. In addition to the conditions specified in Section 6.1, the obligations of Purchaser and Purchaser Merger Sub to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties as to Seller Merger Sub, the Topcos, Target Affiliates, and the Seller set forth in this Agreement and in any certificate delivered by or behalf of Seller Merger Sub, Topcos, the Target Affiliates or the Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Seller Merger Sub, Topcos, Target Affiliates, or the Seller.

(b) Agreements and Covenants. Each of Seller Merger Sub, Topcos, Target Affiliates, and the Seller shall have executed and performed in all material respects all of the agreements necessary to execute this Agreement, carry out their obligations thereunder, and has complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Seller Merger Sub, Topcos, Target Affiliates, Target Affiliates since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Seller and Seller Merger Sub, dated as the Closing Date, signed by an executive officer of the Seller and Seller Merger Sub, as applicable, in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(ii) Secretary Certificates. The Seller and the Seller Merger Sub shall have delivered to Purchaser a certificate from their respective secretary or authorized officer certifying as to the validity and effectiveness of, and confirming delivery of, (A) copies of the Seller’s, Seller Merger Sub’s, Topco’s and Target Affiliate’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Seller’s, Seller Merger Sub’s, and Global Growth’s sole directors and shareholders or members authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and (C) the incumbency of the officers authorized to execute this Agreement or any Ancillary Document to which the Seller, Seller Merger Sub or Global Growth is or is required to be a party or otherwise bound, and (F) the incumbency of officers authorized to execute the Local Conveyances to which each Topco is or is required to be a party or otherwise bound.

(iii) Good Standing. The Seller shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for Seller Merger Sub and each Topco certified as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of the applicable jurisdictions of organization.

(iv) Employment and Consulting Agreements. Purchaser shall have received the consulting agreement duly executed by Global Growth and the employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Seller and Purchaser in accordance with Section 5.22, each such employment agreement duly executed by the parties thereto.

(v) Share Certificates and Transfer Instruments. Purchaser shall have received copies of any certificate with respect to Seller Merger Sub capital stock and of the equity securities of the Transferred Equity (or Lost Certificate Affidavits), together with executed instruments of transfer in respect of Seller Merger Sub or the Transferred Equity, in favor of Purchaser or the Seller Merger Sub (or their nominee), respectively and in form reasonably acceptable for transfer on the books of the Purchaser.

(vi) Seller Schedules. Purchaser shall have received the Seller Disclosure Schedules, and the Seller Schedule Review Period shall have expired.

(vii) Domestication. The Purchaser shall have delivered to the Seller a time-stamped copy of the certificate issued by the Secretary of State of the State of Nevada in relation to the Domestication.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Seller or Seller Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Seller;

(b) by written notice by Purchaser or the Seller if any of the conditions to the Closing set forth in Article IV have not been satisfied or waived by June 30, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable;

(d) by written notice by the Seller to Purchaser, if (i) there has been a material breach by Purchaser, of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Seller or Seller Merger Sub; provided, that neither the Seller nor Seller Merger Sub shall have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Seller or Seller Merger Sub is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Seller, if (i) there has been a breach by Seller Merger Sub or the Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to the Seller and Seller Merger Sub by Purchaser; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement, or (iii) the Purchaser objects to any material adverse information contained in such Seller Disclosure Schedules or the contents of any document referred to in the Seller Disclosure Schedules, and the Parties cannot agree on reasonable and mutually satisfactory modifications to this Agreement to address the Purchaser’s objections;

(f) by written notice by the Purchaser to the Seller, if there shall have been a Material Adverse Effect with respect to the Seller, Seller Merger Sub, Topcos or the Target Affiliates following the date of this Agreement;

(g) by written notice by the Seller to the Purchaser, if there shall have been a Material Adverse Effect with respect to the Purchaser following the date of this Agreement which is uncured; or

(h) by written notice by either the Purchaser or the Seller to the other if the Required Shareholders’ Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholder Approval was not obtained;

(i) by written notice by the Purchaser to the Seller, if by February 6, 2024, the board of directors of the Purchaser, in accordance with Section 5.5(b), determines that the Merger Consideration is not substantively fair, taking into account all relevant economic and financial terms of the transactions set forth herein, to the Purchaser’s Shareholders.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.15, 5.16, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any fraud claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Sections 7.4 and 8.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any Extension Expenses and, in the event the Purchaser Sponsor obtains a waiver of all deferred underwriting fees (as set forth in the Sponsor Support Agreement), Purchaser expenses shall include Two Million Five Hundred Thousand Dollars ($2,500,000) to be paid to the Purchaser Sponsor at or promptly after the Closing.

7.4 Termination Fee.

(a) Notwithstanding Section 7.3 above, but subject to Section 8.1, in the event that this Agreement is terminated by either the Purchaser or the Seller under Section 7.1(b) and the failure of the Closing to occur on or before the Outside Date was not caused by, or a result of, the breach or violation of the Purchaser of any representation, warranty, covenant or obligation under this Agreement, or (ii) there is a valid and effective termination of this Agreement by the Purchaser pursuant to Section 7.1(e), then the Seller and Sponsors shall pay to the Purchaser a termination fee in cash in an aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Termination Fee”). The Termination Fee shall be paid by Seller to the Purchaser (but for the avoidance of doubt, subject to Section 8.1) by wire transfer of immediately available funds to an account designated in writing by the Purchaser within twenty (20) Business Days after the date of the valid and effective termination of this Agreement by the Purchaser where such payment is required pursuant to clauses (i) or (ii) of this Section 7.4(a).

(b) Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Termination Fee is payable under this Section 7.4(a), the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser would otherwise be entitled to assert against the Seller or the Seller Merger Sub or their respective Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Purchaser, provided, that the foregoing shall not limit (x) any claim for fraud prior to termination of this Agreement or (y) the rights of the Seller to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article VIII
WAIVERS AND RELEASES

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Seller Merger Sub and the Seller hereby acknowledges that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (including any successors after the Merger, the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Class A Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller Merger Sub and the Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of Seller Merger Sub, the Seller, nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and Seller Merger Sub, or the Seller or their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Seller Merger Sub and the Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). Seller Merger Sub and the Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and Seller Merger Sub and the Seller each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent Seller Merger Sub or the Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, Seller Merger Sub and the Seller each hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that Seller Merger Sub or the Seller commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from Seller Merger Sub and the Seller and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason.

8.2 Non-Recourse and Release.

(a) All claims or Actions (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents), may be made only against (i) the Purchaser, (ii) Seller Merger Sub and (iii) the Seller (the “Liable Parties”). No Person, other than the Liable Parties, including any past, present or future Affiliate of any Seller or any of their Affiliates’ respective past, present or future directors, officers, employees, incorporators, members, managers, partners, equityholders (including stockholders and optionholders), Affiliates, agents, attorneys or representatives (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

(b) Notwithstanding anything to the contrary herein, the Liable Parties acknowledge and agree that, from and after the Closing, any and all claims, Actions that they may have against the other Parties or any Non-Party Affiliates relating to the negotiation or subject matter of this Agreement or any disclosure schedule or the transactions contemplated hereby, whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates, are hereby irrevocably waived and released. Furthermore, without limiting the generality of the preceding sentence, no claim (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) or Action shall be brought or maintained by, or on behalf of, the Liable Parties against any Seller, other Party or any Non-Party Affiliate, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, or warranties, or covenants or agreements (to the extent such covenants or agreements contemplate performance prior to the Closing) of the Sellers or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document delivered hereunder, the negotiation or subject matter of this Agreement or the disclosure schedules or the transactions contemplated hereby or thereby; and each Liable Party waives and releases all such liabilities, claims and obligations against any such Seller, Party or Non-Party Affiliate. Notwithstanding the foregoing, nothing herein will relinquish the rights of a Party after the Closing to enforce the terms of this Agreement that apply after the Closing in accordance with the terms hereof.

(c) The Parties acknowledge and agree that the provisions contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these provisions set forth in this Section 8.2, the Parties would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Article IX
MISCELLANEOUS

9.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

9.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Purchaser Merger Sub, at or prior to the Closing, to:

QUADRO ACQUISITION ONE CORP.

2685 Nottingham Avenue,

Los Angeles, CA 90027

Attn: Dimitri Elkin

Email: dimitri@twelveseascapital.com

with a copy (which will not constitute notice) to:

BEVILACQUA PLLC

1050 Connecticut Avenue, NW, Suite 500, Washington, DC 20036

Attn: Louis A. Bevilacqua, Esq.

Fax: 202-869-0889

Email: info@bevilacquapllc.com

If to the Seller or to Seller Merger Sub, to: NHC Holdings II, Inc. 10652 Broadland Pass, Thonotosassa, FL 33592 Attn: Greg Lindberg Email: gelindberg@gmail.com with a copy (which will not constitute notice) to:

The Crone Law Group, P.C.

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attn: Tammara Fort

   Samara Thomas

Email:tfort@cronelawgroup.com

sthomas@cronelawgroup.com

If to the Sponsor, to: Global Growth Holdings, LLC 10652 Broadland Pass, Thonotosassa, FL 33592 Attn: Greg Lindberg Email: gelindberg@gmail.com with a copy (which will not constitute notice) to:

The Crone Law Group, P.C.

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attn: Tammara Fort

   Samara Thomas

Email:tfort@cronelawgroup.com

sthomas@cronelawgroup.com

If to the Purchaser or the Surviving Company after the Closing, to: Beckett Corporation 321 W Winnie Lane #104 Carson City NV 89703 Attn: Greg Lindberg Email: gelindberg@gmail.com with a copy (which will not constitute notice) to:

The Crone Law Group, P.C.

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attn: Tammara Fort

   Samara Thomas

Email:tfort@cronelawgroup.com

sthomas@cronelawgroup.com

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Seller Merger Sub and the Seller, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof; provided, that the Domestication shall be effected in accordance with the NSR and Cayman Act (as applicable), without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court within State of New York, New York County, for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.5 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.2 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Seller.

9.10 Waiver. Each of Purchaser and Seller Merger Sub on behalf of itself and its Affiliates, and the Seller, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by any other Party such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement.

9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, and “Exhibit” are intended to refer to Sections, Articles, Schedules, and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Seller to be given, delivered, provided or made available by the Seller, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Seller for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Seller in the preparation of its Audited Financial Statements.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Lock-Up Agreement, the Sponsor Support Agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Audited Financial Statements” means in connection with the initial filing of the Proxy Statement/Prospectus with the SEC, audited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of the Target Affiliates as at and for the years ended December 31, 2021 and December 31, 2022, in each case, prepared in accordance with GAAP and Regulation S-X.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Accounting Firm” means any nationally or regionally recognized independent registered public accounting firm which has not represented the Seller, the Target Affiliates, or the Purchaser or any of their respective Affiliates for the past five (5) years as will be agreed by the Seller and the Purchaser in writing.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Class A Ordinary Shares pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated February 17, 2021, and filed with the SEC on February 19, 2021 (File No. 333-252419).

“Knowledge” means, with respect to (i) the Seller, the actual knowledge of the executive officers or directors of the Seller, after reasonable inquiry of internal management employees and other employees specifically responsible for the matter and review of records in their possession or control, or (ii) any other Party, (A) if any entity, the actual knowledge of its directors and executive officers, after reasonable due inquiry or (B) if a natural person, the actual knowledge of such Party after reasonable due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Local Conveyances” means the contribution agreements and share transfer agreements in forms to be agreed to between the Seller and the Purchaser (modified as required by applicable Law in the relevant jurisdictions) bills of sale, assignment and assumption agreements, real estate transfer documents and other documents, among any of the Topcos, Global Growth and Seller Merger Sub, as applicable, pursuant to which the Transferred Equity will be transferred to Seller Merger Sub.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser and Seller Merger Sub, the failure to obtain the Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser or Seller Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Non-U.S. Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Target Affiliates or any primarily for the benefit of employees of the Target Affilates residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Sponsor” means Quadro Sponsor LLC, a Delaware limited liability company.

“Proxy Statement” means the proxy statement to be mailed to the shareholders of the Purchaser relating to the Required Shareholders Meeting, including any amendments or supplements thereto.

“Purchaser Organizational Documents” means the amended and restated memorandum and articles of association of Purchaser, as amended and in effect under the Cayman Act.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by the Purchaser Sponsor’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share and one (1) Purchaser Warrant.

“Purchaser Warrant Agreement” means that certain warrant agreement, dated February 17, 2021, by and between the Purchaser and the Trustee.

“Purchaser Warrants” means, warrants to purchase Purchaser Class A Ordinary Shares as contemplated under the Purchaser Warrant Agreement, with each whole warrant exercisable for one Purchaser Class A Ordinary Share at an exercise price of $11.50.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by Seller Merger Sub, the Seller or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Seller, Seller Merger Sub, or their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing.

“Registration Statement” means the registration statement on Form S-4 to be filed by the Purchaser with the SEC (as amended and supplemented from time to time) to effect the registration under the Securities Act of the (a) the Domesticated Purchaser Class A Common Shares and Domesticated Purchaser Warrants issuable in connection with the Domestication, and (b) the Domesticated Purchaser Class A Ordinary Shares issuable in connection with the Merger.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Confidential Information” means all confidential or proprietary documents and information concerning Seller Merger Sub, the Seller or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Seller Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Seller Merger Sub, the Seller or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Seller Confidential Information.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Topco” or “Topcos” means a subset of the Target Affiliates which includes Damovo Financial Services, LLC, a Delaware limited liability company, Arcane Tinmen Ireland Topco Ltd. a limited liability company incorporated under the laws of Ireland, BKX Holdings, LLC, North Carolina limited liability company, Autonomy Holdings, LLC, a North Carolina limited liability company, and HPCSP Grantor, LLC, a North Carolina limited liability company.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transferred Equity” means all of the issued and outstanding equity of the Topcos.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dates as of February 17, 2021, by and between Kismet Acquisition Two Corp. and Continental Stock Transfer & Trust Company.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Unaudited Financial Statements” means the consolidated balance sheet as of September 30, 2023, and consolidated statements of income, shareholders’ equity and cash flows, of the Target Affiliates as at and for the nine months ended on September 30, 2023, and September 30, 2022, prepared in accordance with GAAP and Regulation S-X, and any subsequent fiscal quarter as required by Section 5.4.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2023 Financial Statements	Section 5.4(b)
Acquisition Proposal	Section 5.10(a)
Alternative Transaction	Section 5.10(a)
Antitrust Laws	Section 5.13(b)
Business Combination	Section 8.1
Cayman Act	Recitals
Certificate of Merger	Section 1.3
Closing	Section 2.1
Closing Date	Section 2.1
Closing Press Release	Section 5.15(b)
Closing Filing	Section 5.15(b)
Consolidated EBITDA	Section 1.7(b)
D&O Indemnified Persons	Section 5.18(a)
D&O Tail Insurance	Section 5.18(b)
DGCL	Section 1.2
Domesticated Class A Purchaser Common Stock	Recitals
Domesticated Purchaser Warrant	Recitals
Domestication	Recitals
EBITDA	Section 1.7
Effective Time	Section 1.3
Enforceability Exceptions	Section 3.2
Equity Incentive Plan	Section 5.5(f)(ii)
Extension	Section 5.3(a)
Extension Expenses	Section 1.1(b)(iv)
Fairness Determination	Section 5.5(b)
Federal Securities Laws	Section 5.11
Global Growth	Preamble

Term	Section
Governmental Authority	Section 3.3
Individual Target Sponsor	Preamble
Intended Tax Status	Section 5.8(a)
Interim Period	Section 5.1(a)
JOBS Act	Section 3.6(b)
Liable Parties	Section 8.2(a)
Lock-Up Agreement	Recitals
Material Permits	Section 4.15
Merger	Recitals
Merger Consideration	Section 1.7
Nevada Charter	Recitals
Non-Party Affiliates	Section 8.2(a)
NRS	Recitals
OFAC	Section 3.17(c)
Outside Date	Section 7.1(b)
Party	Preamble
PCAOB Audited Financials	Section 5.4(a)
Private Placement Warrants	Recitals
Pro Forma Financials	Section 5.4(a)
Public Certifications	Section 3.6(a)
Public Shareholders	Section 8.1
Purchaser	Preamble
Purchaser Amended Organizational Documents	Section 1.5(b)
Purchaser Board Recommendation	Section 5.5(f)(ii)
Purchaser Class A Ordinary Shares	Recitals
Purchaser Class B Ordinary Shares	Section 3.5(a)
Purchaser Disclosure Schedules	Article 3
Purchaser Financials	Section 3.6(d)
Purchaser Material Contract	Section 3.13(a)
Purchaser Merger Sub Common Stock	Section 1.7(b)
Purchaser Merger Sub Shareholder Approval	Section 5.24
Purchaser Securities	Section 3.5(a)
Purchaser Sponsor Loans	Section 5.19
Post-Closing Purchaser Board	Section 5.17
Purchaser Units	Recitals
Purchaser Warrants	Recitals
Released Claim	Section 8.1
Required Financials	Section 5.4

Term	Section
Required Shareholders’ Meeting	Section 5.5(f)(i)
Required Shareholder Approval	Section 6.1(a)
Requisite Consents	Schedule 5.20
Restructuring Transactions	Schedule 5.20
SEC Reports	Section 3.6(a)
Seller	Preamble
Seller Disclosure Schedules	Section 5.21
Seller Loans	Section 5.19
Seller Merger Sub	Preamble
Seller Merger Sub Shareholder Approval	Section 5.24
Seller Schedules	Section 6.3(d)(vi)
Seller Schedule Review Period	Section 5.21
Signing Filing	Section 5.15(b)
Signing Press Release	Section 5.15(b)
Sponsors	Preamble
Sponsor Support Agreement	Recitals
Surviving Company	Section 1.2
Target Affiliates	Recitals
Target Affiliate Benefit Plan	Section 4.20
Target Affiliate Material Contract	Section 4.16
Target Affiliates Refinancing	Section 1.1
Target Affiliates Restructuring	Recitals
Target Affiliates Obligations	Recitals
Termination Fee	Section 7.4(a)
Transaction Proposals	Section 5.5(f)(ii)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

QUADRO ACQUISITION ONE CORP

By:	/s/ Dimitri Elkin
	Name:	Dimitri Elkin
	Title:	Chief Executive Officer

Purchaser Merger Sub:

QUADRO MERGER SUB INC.

By:	/s/ Dimitri Elkin
	Name:	Dimitri Elkin
	Title:	Chief Executive Officer

Seller:

NHC HOLDINGS II, INC

By:	/s/ Greg E. Lindberg
	Name:	Greg E. Lindberg
	Title:	President

Seller Merger Sub:

NHC MERGER SUB, INC

By:	/s/ Greg E. Lindberg
	Name:	Greg E. Lindberg
	Title:	Sole Incorporator

Global Growth:

GLOBAL GROWTH HOLDINGS, LLC

By:	/s/ Greg E. Lindberg
	Name:	Greg Lindberg
	Title:	Sole Member

Individual Target Sponsor:

By:	/s/ Greg E. Lindberg
	Name:	Greg Lindberg

{Signature Page to Business Combination Agreement}

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